Share Exchange Agreement

This Agreement (the “Agreement”) is entered into August 5, 2008, by and between INverso Corp., a Delaware corporation (INverso) and Genesi, Inc. (Genesi), an Illinois corporation, having its principal address at 155 Revere Dr., Suite 10, Northbrook, IL 60062. Each of the Company and Genesi shall be referred to as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Genesi has 71,565 common shares outstanding and no preferred shares outstanding, all of which were issued at $1 per share;

Whereas, these investments enabled Genesi to pay bills of INverso, including legal fees, which enabled INverso to pursue its business plan and which otherwise, at least in part, inured to the benefit of INverso and its business;

Whereas, INverso has 13,500,000 common shares outstanding and no preferred shares outstanding, except for 2,000,000 founder shares, all of which were issued at $0.003737391 per share, 11,500,000 for $42,980.00;

Whereas, Genesi has referred the initial spin-off candidate for a potential Business Development Company;

Whereas, INverso is desirous of adopting the name Genesi in pursuit of its business goals and to accept the principals of Genesi and to incorporate same into INverso’s business model under the Genesi name;

Whereas, INverso has $15,283.52 of indebtedness relative to the pursuit of the Business Development Company, which it intends to convert into equity at $0.003737391 per share;

Whereas, an additional $18,490.41 is currently owed in fees relative to the pursuit of the Business Development Company;

Whereas, the Parties desire to enter into this Agreement for the exchange of stock in order to further their respective business purposes, and intend that the transaction will be a tax free exchange under the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the Parties covenant, promise and agree as follows:

  Terms Of The Exchange:

  INverso will issue 19,148,458 INverso common shares to Genesi; Genesi will issue 71,565 Genesi common shares to INverso.

  REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY INVERSO: INverso hereby represents, warrants and agrees as follows:

    INverso is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to own, lease, use, and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. INverso has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to effect the exchange of the INverso Shares in accordance with the terms hereof.

    The information heretofore furnished by INverso to Genesi for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by INverso to Genesi will not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

    The representations and warranties herein by INverso will be true and correct in all material respects on and as of the date hereof and will, except as provided herein, survive the Issuance Date.

    No form of general solicitation or general advertising was used by INverso or Genesi or, to the best of its actual knowledge, any other person acting on behalf of INverso or Genesi, in connection with the exchange.

    None of the INverso Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to the INverso Shares.

    INverso acknowledges that it has been furnished with such financial and other information concerning Genesi, the directors and officers of Genesi, and the business of Genesi as INverso considers necessary in connection with the exchange. As a result, INverso is familiar with the business, operations, properties, and financial condition of Genesi and has discussed with officers or legal counsel of Genesi any questions INverso may have had with respect thereto. INverso has consulted with its own legal, accounting, tax, investment and other advisers with respect to the tax treatment, merits, and risks of the transactions contemplated hereby.

    INverso has, or at the time issuance of the INverso Shares and of the dividend distribution of the INverso Shares, will have, filed with the SEC all forms required under the Securities Exchange Act of 1934, including all forms 10-Q and 10-K for the past four years.

    INverso shall indemnify, protect, and hold harmless Genesi and all of its agents, advisors, contractors, and employees from and against all claims, liabilities, and damages INverso or its agents, advisors, contractors, or employees may incur or allegedly incur arising from or related to this Agreement and the dividend distribution of the INverso Shares, except for any claims directly arising from Genesi’s failure to dividend the INverso Shares to the Genesi common shareholders as required herein.

  REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY GENESI: Genesi hereby represents, warrants and agrees as follows:

    Genesi is a corporation duly organized, validly existing and in good standing under the laws of Illinois, with full power and authority to own, lease, use, and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. Upon completion of the update of its filings, Genesi has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated in accordance with the terms hereof.

    The information heretofore furnished by Genesi to INverso for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by Genesi to INverso will not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

    The representations and warranties herein by Genesi will be true and correct in all material respects on and as of the date hereof and will, except as provided herein, survive the Issuance Date. No form of general solicitation or general advertising was used by INverso or Genesi or, to the best of its actual knowledge, any other person acting on behalf of INverso or Genesi, in connection with the exchange.

    None of the Genesi Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to the Genesi Shares.

    Genesi acknowledges that it has been furnished with such financial and other information concerning INverso, the directors and officers of INverso, and the business of INverso as Genesi considers necessary in connection with the exchange. As a result, Genesi is familiar with the business, operations, properties, and financial condition of INverso and has discussed with officers or legal counsel of INverso any questions Genesi may have had with respect thereto. Genesi has consulted with its own legal, accounting, tax, investment and other advisers with respect to the tax treatment, merits, and risks of the transactions contemplated hereby.

  CONFIDENTIALITY. Each Party hereto will hold and will cause its agents, officers, directors, attorneys, employees, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning any other Party furnished it by such other Party or its representatives in connection with the subject matter hereof (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Notwithstanding the foregoing, the Parties acknowledge that this Agreement shall be discussed in, and will be filed as an exhibit to, any Party’s filings with the Securities and Exchange Commission.

  This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the Parties to be charged with such modification.

  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

  All Parties hereto agree to pay their own costs and attorneys’ fees except as follows:

    In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing Party shall recover all of such Party’s attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

    INverso will pay the legal fees of Genesi related to the pursuit of the Business Development Company.

    As used herein, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.

  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

  The Parties agree and stipulate that each and every term and condition contained in this Agreement is material, and that each and every term and condition may be reasonably accomplished within the time limitations, and in the manner set forth in this Agreement.

  The Parties agree and stipulate that time is of the essence with respect to compliance with each and every item set forth in this Agreement.

  This Agreement, along with the exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

  This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

INverso Corp.	Genesi, Inc.

/s/ Randall S. Goulding	/s/ Randall S. Goulding
By: Randall S. Goulding, President	By: Randall S. Goulding, President